NovaStar Financial Names Additional Member to Board of Directors

KANSAS CITY, MO., July 6, 2005 -- NovaStar Financial, Inc. (NYSE: NFI), a residential lender and mortgage Real Estate Investment Trust, today announced that Donald M. Berman, a leader in the consumer credit card industry, has been elected to the NovaStar Board of Directors. The Board elected Mr. Berman in a special meeting today. Mr. Berman's election expands the Board from five to six members. Mr. Berman is Chairman and Chief Executive Officer of CardWorks, L.P., a privately held consumer finance company based in Woodbury, NY.

"We are very pleased to welcome Don Berman to the Board. He is a creative thinker who brings a wealth of experience in credit and risk issues, portfolio management, marketing and branding. Don has more than 20 years of experience in the consumer credit industry and is a recognized expert in servicing, especially for the nonprime market," said Scott Hartman, Chairman and Chief Executive Officer of NovaStar.

Mr. Berman was named a Class III director of NovaStar. He will serve until the annual meeting of shareholders in 2006, at which time he will stand for election by the shareholders for the remaining two years of the Class III term. One of four independent directors on the six-member Board, Mr. Berman will not initially serve on any of the Board committees.

As Chief Executive Officer of CardWorks, Mr. Berman oversees two wholly owned subsidiaries: Cardholder Management Services, Inc. (CMS), based in Woodbury, NY, and Merrick Bank, located in Salt Lake City, UT.

Founded by Mr. Berman in 1987, CMS is a leading third-party credit card servicing company that provides customer service, collections, risk and portfolio management for more than 5 million MasterCard® and Visa® card accounts at approximately 50 financial institutions in the United States and Canada.

Merrick Bank was established by CMS in 1996 and has grown into one of the nation's top 35 Visa card issuers, in addition to being an authorized MasterCard issuer. A Utah Industrial Bank and member of the FDIC, Merrick Bank serves more than 700,000 cardholders and has more than $600 million in assets.

CardWorks also invests in credit card portfolio acquisitions. In 2002, for example, a CardWorks joint venture with Citibank Investment Bank and Goldman, Sachs & Co. acquired 1.3 million nonprime credit card accounts from Providian Financial Corp. CardWorks and its joint venture partners received the Asset Backed Security (ABS) Deal of the Year award for that transaction.

Prior to founding CMS, Mr. Berman had been a senior marketing executive with Eastern States Bankcard Association. He has also been a bankcard industry consultant and a Vice President in the Financial Institutions Division of Smith Barney. He is a graduate of the University of Maryland.

About NovaStar Financial

NovaStar Financial, Inc. (NYSE: NFI) is one of the nation's leading lenders and investors in residential mortgages. The company specializes in single-family, nonconforming mortgages, involving borrowers whose loan size, credit details or other circumstances fall outside conventional mortgage agency guidelines. A Real Estate Investment Trust (REIT) founded in 1996, NovaStar efficiently brings together the capital markets, a nationwide network of mortgage brokers and American families financing their homes. NovaStar is headquartered in Kansas City, Missouri, and has lending operations and branches nationwide.

For more information, please reference our website at www.novastarmortgage.com.

Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the federal securities laws that inherently include certain risks and uncertainties. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including general economic conditions, fluctuations in interest rates, fluctuations in losses due to default on the Company's mortgage loans, the availability of nonconforming residential mortgage loans, the availability and access to financing and liquidity resources, and other risk factors outlined in the Company's 2004 annual report on Form 10-K (available on the Company's website or by request to the Investor Relations Contact). Other factors not presently identified may also cause actual results to differ. We continuously update and revise our estimates based on actual conditions experienced. It is not practicable to publish all such revisions and, as a result, no one should assume that results projected in or contemplated by the forward-looking statements included above will continue to be accurate in the future.

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